EXHIBIT 99.1


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NEWS RELEASE                                              DMC
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CONTACTS: JAMES K. MITCHELL                     GEORGE SIMPKINS
          CHAIRMAN AND CEO                     PRESIDENT DMC UK
          (858) 450-0055                    011 44 207 375 9000

DETWILER, MITCHELL & CO. BEGINS LONDON INVESTMENT BANKING OPERATIONS

     BOSTON, MA; LONDON, UK; (July 31, 2001) - Detwiler, Mitchell & Co. (NASDAQ: DMCO; PCX: DEM) today announced Detwiler, Mitchell & Co. (UK) Limited, its newly-formed London, England subsidiary, is operational and will immediately begin its investment banking and institutional sales activities. Detwiler, Mitchell & Co.
(UK) Limited focuses upon technology and alternative energy firms including fuel cell companies. The Company's distribution network will include the United Kingdom and Europe.

     "While the process of obtaining regulatory approval was more time consuming than initially anticipated, we are enthusiastic about the revenue and distribution opportunities of our new UK firm," said James Mitchell, Chairman and CEO of DMC. "George Simpkins, the firm's President and Managing Director, brings significant distribution capabilities. His expertise is well regarded in the technology and fuel cell industries. His team will significantly broaden and complement the products, services and distribution capabilities of Detwiler, Mitchell & Co."

     "We are pleased to complete the regulatory approval process," said George Simpkins, President and Managing Director of DMC UK. "It is a pleasure to say that our offices at 117
Houndsditch in London are open.   Our clients have been anxiously
awaiting our licensing and we can now work with our colleagues and their clients at Detwiler Mitchell. We believe our international distribution combined with the channel research products of Detwiler Mitchell can significantly impact the revenues and profit potential of the Company."

     Detwiler, Mitchell & Co. ("DMC") is the holding company for its four principal operating subsidiaries: Fechtor, Detwiler & Co., Inc., an investment banking, merchant banking and brokerage company headquartered in Boston, MA; K. & S., Inc., a specialist firm with operations on the Boston Stock Exchange; James Mitchell & Co., a financial services company located in San Diego, CA and Detwiler, Mitchell & Co. (UK) Limited, an investment banking and institutional sales firm located in London, UK.

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                           [DMC LOGO]
                    Detwiler, Mitchell & Co.
                 225 Franklin Street, 20th Floor
                   Boston, Massachusetts 02110
                         (617) 451-0100

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     Cautionary Statement Regarding Forward-Looking Statements:
Certain statements in this news release may contain forward-looking statements within the meaning of the Federal securities laws. Such statements should be considered in light of the risks and uncertainties associated with Detwiler, Mitchell & Co. and its operating subsidiaries, including those economic and market risks contained in the Company's Annual Report on Form 10-K, and other risks prevailing from time to time; all of which are subject to material changes and may cause actual results to vary materially from what had been anticipated.


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                           [DMC LOGO]
                    Detwiler, Mitchell & Co.
                 225 Franklin Street, 20th Floor
                   Boston, Massachusetts 02110
                         (617) 451-0100